UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                          SCHEDULE 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No. 2)*

                       MDC Holdings, Inc.
            __________________________________________
                         (Name of Issuer)


                          Common Stock
            __________________________________________
                   (Title of Class of Securities)

                            55267610
            __________________________________________
                         (CUSIP Number)



Check the following box if a fee is being paid with the statement
/ /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1;
and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          SCHEDULE 13G

CUSIP No. 55267610

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Premier Life Insurance Company
_________________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                          (b) / /
_________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________
4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Arizona
_________________________________________________________________
               5 SOLE VOTING POWER

NUMBER OF
SHARES         __________________________________________________
BENEFICIALLY   6   SHARED VOTING POWER
OWNED BY
EACH           __________________________________________________
REPORTING      7   SOLE DISPOSITIVE POWER
PERSON
WITH           __________________________________________________
               8  SHARED DISPOSITIVE POWER

                  0 shares
_________________________________________________________________
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0 shares
_________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                    / /
_________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0%
_________________________________________________________________
12  TYPE OF REPORTING PERSON*
     IC
_________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No. 55267610
                               SCHEDULE 13G

1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Base Asset Trust                             95-2155-625
_________________________________________________________________
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a) / /
                                                           (b) / /
          N/A
_________________________________________________________________
3   SEC USE ONLY

_________________________________________________________________
4   CITIZENSHIP OR PLACE OF ORGANIZATION
	         CORPORATION UNDER THE LAWS OF THE STATE OF CALIFORNIA

_________________________________________________________________
               5 SOLE VOTING POWER
NUMBER OF
SHARES         __________________________________________________
BENEFICIALLY   6 SHARED VOTING POWER
OWNED BY EACH
PERSON WITH           N/A
               __________________________________________________
               7 SOLE DISPOSITIVE POWER

               __________________________________________________
               8 SHARED DISPOSITIVE POWER

                      N/A
_________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         N/A
_________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES                                           / /
_________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          N/A
_________________________________________________________________
12   TYPE OF REPORTING PERSON

          IC, CO
_________________________________________________________________

                * SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 55267610
                               SCHEDULE 13G

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Aurora National Life Assurance Company
_________________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) / /
                                                           (b) / /
_________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________
4  CITIZENSHIP OR PLACE OF ORGANIZATION

          California
_________________________________________________________________
               5 SOLE VOTING POWER
NUMBER OF
SHARES         __________________________________________________
BENEFICIALLY   6 SHARED VOTING POWER
OWNED BY              N/A
EACH           __________________________________________________
REPORTING      7 SOLE DISPOSITIVE POWER
PERSON
WITH           __________________________________________________
               8  SHARED DISPOSITIVE POWER

                    N/A
_________________________________________________________________
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   N/A
_________________________________________________________________
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
   SHARES*                                                     / /

_________________________________________________________________
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      N/A
_________________________________________________________________
12  TYPE OF REPORTING PERSON*
      IC
_________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13G

CUSIP No. 55267610

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          New California Life Holdings, Inc.
_________________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /
                                                        (b) / /
_________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
_________________________________________________________________
                     5   SOLE VOTING POWER
NUMBER OF
SHARES               ____________________________________________
BENEFICIALLY         6   SHARED VOTING POWER
OWNED BY                    N/A
EACH                 ____________________________________________
REPORTING            7   SOLE DISPOSITIVE POWER
PERSON
WITH                 ____________________________________________
                     8  SHARED DISPOSITIVE POWER

                        N/A
_________________________________________________________________
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      N/A
_________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                    / /
_________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    N/A
_________________________________________________________________
12  TYPE OF REPORTING PERSON*
    HC
_________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              SCHEDULE 13G

CUSIP No. 55267610

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MAAF Vie, S.A.
_________________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                     (b) / /
_________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________
4  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
_________________________________________________________________
                    5 SOLE VOTING POWER
NUMBER OF
SHARES              _____________________________________________
BENEFICIALLY        6 SHARED VOTING POWER
OWNED BY                N/A
EACH                _____________________________________________
REPORTING           7 SOLE DISPOSITIVE POWER
PERSON
WITH                _____________________________________________
                    8  SHARED DISPOSITIVE POWER

                    N/A
_________________________________________________________________
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   N/A
_________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                    / /
_________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      N/A
_________________________________________________________________
12  TYPE OF REPORTING PERSON*
      HC
_________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No. 55267610

1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MAAF Assurances, S.A.
_________________________________________________________________
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) / /
                                                     (b) / /
_________________________________________________________________
3  SEC USE ONLY

_________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION


          France

_________________________________________________________________
                   5 SOLE VOTING POWER
NUMBER OF
SHARES             ______________________________________________
BENEFICIALLY       6 SHARED VOTING POWER
OWNED BY                N/A
EACH               ______________________________________________
REPORTING          7 SOLE DISPOSITIVE POWER
PERSON
WITH               ______________________________________________
                   8 SHARED DISPOSITIVE POWER

                         N/A
_________________________________________________________________
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A
_________________________________________________________________
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    SHARES*                                                    / /
_________________________________________________________________
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
       N/A
_________________________________________________________________
12  TYPE OF REPORTING PERSON*
       HC
_________________________________________________________________

              *SEE INSTRUCTIONS BEFORE FILLING OUT!
Item 1.

   (a) Name of Issuer: MDC Holdings, Inc.

   (b) Address of Issuer's Principal Executive Offices:

                  3600 Yosemite Street, Suite 900
                  Denver, Colorado  80237

Item 2.

   (a) Name of Person Filing:  Aurora National Life Assurance
                               Company *

   (b) Address of Principal Business Office or, if none, Residence:

                  11444 West Olympic Boulevard
                  Los Angeles, California  90064 *

   (c) Citizenship: California

   (d) Title of Class of Securities: Common Stock

   (e) CUSIP Number: 55267610

   * See Exhibit 1 attached hereto for identification and classification of the other Reporting Persons.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

   (a) / /  Broker or Dealer registered under Section 15 of the Act
   (b) / /  Bank as defined in section 3(a)(6) of the Act
   (c) /X/ Insurance company as defined in section 3(a)(19) of the Act
   (d) / / Investment Company registered under section 8 of the Investment Company Act
   (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
   (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
            Section 240.13d-1(b)(1)(ii)(F)
   (g) / /  Parent Holding Company, in accordance with
            Section 240.13d-1(b)(ii)(G)(Note: See Item 7)
   (h) / /  Group, in accordance with
            Section 240.13d-1(b)(1)(ii)(H)

   * See Exhibit 1 attached hereto for identification and classification of the other Reporting Persons.

Item 4. Ownership

   If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

   (a) Amount Beneficially Owned: N/A**
   (b) Percent of Class: N/A
   (c) Number of shares as to which such person has:

       (i)   sole power to vote or to direct the vote   0
       (ii)  shared power to vote or to direct the vote  N/A
       (iii) sole power to dispose or to direct the disposition of 0
       (iv) shared power to dispose or to direct the disposition of N/A

** See Exhibit 1 attached hereto.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class.

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

Instruction: Dissolution of a group requires a response to this item.


Item 6. Ownership of More than Five Percent on Behalf of Another
Person.
                  / /

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company

      See Exhibit 1 attached hereto for the identification and classification of each of the Reporting Persons.

Item 8. Identification and Classification of Members of the Group
                  N/A

Item 9. Notice of Dissolution of Group
                  N/A

Item 10. Certification

      By signing below, I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such a purpose or effect.
                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Aurora National Life Assurance Company, as Trustee for the Base Asset Trust, Aurora National Life Assurance Company,
New California Life Holdings, Inc., MAAF Vie, S.A. and MAAF
Assurances S.A.

Dated:  February 7, 1994

                                         PREMIER LIFE INSURANCE COMPANY

                                         By: /S/ Kenneth R. O'Brien

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Premier Life Insurance Company, Aurora National Life Assurance Company, New California Life Holdings, Inc. MAAF Vie, S.A. and MAAF Assurances S.A.

Dated: February 3, 1994
                                         AURORA NATIONAL LIFE ASSURANCE
                                         COMPANY, AS TRUSTEE FOR THE
                                         BASE ASSET TRUST

                                         By: /S/ Nick Nucho
                                             Acting Treasurer

                            SIGNATURE
      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Premier Life Insurance Company, Aurora National
Life Assurance Company, as Trustee for the Base Asset Trust, New California Life Holdings, Inc., MAAF Vie, S.A. and MAAF Assurances S.A.

Dated: February 7, 1994

                                       AURORA NATIONAL LIFE ASSURANCE COMPANY

                                       By: /S/ Nick Nucho
                                           Acting Treasurer

                            SIGNATURE
      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Premier Life Insurance Company, Aurora National
Life Assurance Company, as Trustee for the Base Asset Trust, Aurora National Life Assurance Company, MAAF Vie, S.A. and MAAF Assurances S.A.

Dated: February 7, 1994

                                        NEW CALIFORNIA LIFE HOLDINGS, INC.

                                        By: /S/ Kenneth R. O'Brien

                            SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Premier Life Insurance Company, Aurora National Life Assurance Company, as Trustee for the Base Asset Trust, Aurora National Life Assurance Company, New California Life Holdings, Inc. and MAAF Assurances S.A.

Dated: February 7, 1994

                                         MAAF VIE, S.A.
                                         By: Kenneth R. O'Brien, pursuant
                                         to a power of attorney previously
                                         filed with the Securities and
                                         Exchange Commission

                                         By: /S/ Kenneth R. O'Brien
                                         Title: Attorney-in-fact

                             SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and agree that this statement may be filed jointly with Premier Life Insurance Company, Aurora National Life Assurance Company, as Trustee for the Base Asset Trust, Aurora National Life Assurance Company, New California Life Holdings, Inc. and MAAF Vie, S.A.

Dated: February 7, 1994

                                         MAAF ASSURANCES, S.A.
                                         By: Kenneth R. O'Brien, pursuant
                                         to a power of attorney previously
                                         filed with the Securities and
                                         Exchange Commission

                                         By: /S/ Kenneth R. O'Brien
                                         Title: Attorney-in-fact